Exhibit 10.1

EXECUTION VERSION

First Amendment to the

Limited Partnership Agreement

of

Sabra Health Care Limited Partnership

This Amendment is made as of March 21, 2013 by Sabra Health Care REIT, Inc., a Maryland Corporation (the “Company”), as general partner (the “General Partner”) and Sabra Health Care, LLC, a Delaware limited liability company, as limited partner, for purposes of amending the Limited Partnership Agreement of Sabra Health Care Limited Partnership (the “Partnership”) dated as of November 15, 2010 (the “Partnership Agreement”).

WHEREAS, the Board of Directors of the Company (the “Board”), by unanimous consent on March 12, 2013 and by action of the Securities Committee of the Board on March 14, 2013 pursuant to delegated authority, classified and designated 5,750,000 shares of Preferred Stock (as defined in the Articles of Incorporation of the Company (the “Charter”)) as REIT Series A Preferred Shares (as defined below);

WHEREAS, the Board filed Articles Supplementary to the Charter with the State Department of Assessments and Taxation of Maryland on March 20, 2013, establishing the REIT Series A Preferred Shares, with such preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as described in such Articles Supplementary;

WHEREAS, on March 21, 2013, the Company issued 5,750,000 shares of the REIT Series A Preferred Shares;

WHEREAS, the General Partner has determined that, in connection with the issuance of the REIT Series A Preferred Shares, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units (as defined in the Partnership Agreement) having designations, preferences and other rights which are substantially the same as the economic rights of the REIT Series A Preferred Shares.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1. Designation and Number. A series of Preferred Units, designated as the “7.125% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of units of Series A Preferred Units is 5,750,000. The Partnership Units represented by the Series A Preferred Units and the Common Units shall each be a separate class of Partnership Interests for purposes of the Partnership Agreement.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Junior Units” means Partnership Units representing any class or series of Partnership Interests (which for the avoidance of doubt, excludes any convertible debt securities) now or hereafter issued and outstanding, the terms of which provide that such Partnership Interests ranks, as to payment of distributions and amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Partnership, junior to the Series A Preferred Units. For the avoidance of doubt, the term “Junior Unit” shall include any Common Unit.

“Parity Preferred Unit” means Partnership Units representing any class or series of Partnership Interests (which for the avoidance of doubt, excludes any convertible debt securities) now or hereafter issued and outstanding, the terms of which specifically provide that such Partnership Interests ranks on a parity with the Series A Preferred Units with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of the affairs of the Partnership.

“REIT Junior Shares” means shares of any class or series of stock of the General Partner now or hereafter authorized other than the REIT Shares (which for the avoidance of doubt excludes convertible debt securities) (any such shares, “Capital Shares”), now or hereafter issued, the terms of which provide that such Capital Shares rank junior to the REIT Series A Preferred Shares as to the payment of dividends and amounts upon liquidation, dissolution or winding up of the affairs of the General Partner. For the avoidance of doubt, the term “REIT Junior Share” shall include any REIT Share.

“REIT Series A Preferred Share” means a share of the 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, liquidation preference $25.00 per share, of the General Partner.

“Senior Preferred Unit” means Partnership Units representing any class or series of Partnership Interests (which for the avoidance of doubt, excludes any convertible debt securities) now or hereafter issued and outstanding, the terms of which specifically provide that such Partnership Interests by their terms rank senior to the Series A Preferred Units with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of the affairs of the Partnership.

“Series A Articles Supplementary” means the Articles Supplementary of the General Partner adopted in connection with the issuance of its REIT Series A Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on March 20, 2013 and as such Articles Supplementary of the General Partner may be amended from time to time in accordance with its terms and the terms of the Charter.

“Series A Liquidation Preference” means, at any time, with respect to each Series A Preferred Unit, an amount equal to the amount that a holder of one REIT Series A Preferred Share would be entitled to receive upon liquidation, dissolution or winding up of the affairs of the General Partner under the Series A Articles Supplementary.

“Series A Priority Return” shall mean, at any time, with respect to each Series A Preferred Unit, an amount equal to the cumulative cash dividends that a holder of one REIT Series A Preferred Share would be entitled to receive at such time under the Series A Articles Supplementary.

3. Distributions.

A. Payment of Distributions. Subject to the rights of Holders of Senior Preferred Units, as to the payment of distributions, pursuant to Section 5.1 of the Partnership Agreement, the General Partner, as holder of the Series A Preferred Units, will be entitled to receive in respect of each Series A Preferred Unit, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative preferential cash distributions in an amount equal to the Series A Priority Return for such Series A Preferred Unit. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable at the time dividends are payable on the REIT Series A Preferred Shares (any such payment date, a “Series A Preferred Unit Distribution Payment Date”).

B. Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series A Preferred Units will accrue whether or not the terms and provisions set forth in Section 3.C of this Amendment at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

C. Priority as to Distributions

(1) Except as provided in Section 3.C(2) below, no distributions (other than a distribution paid in Junior Units or REIT Junior Shares (or options, warrants or rights to subscribe for or purchase any Junior Units or REIT Junior Shares)) shall be declared and paid or declared and set apart for payment with respect to any Parity Preferred Unit or Junior Unit as to distributions for any period, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (and no funds shall be paid or made available for a sinking fund for the redemption of such units) and no other distribution or payment of cash may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Junior Units or for REIT Junior Shares (or options, warrants or rights to subscribe for or purchase any Junior Units or REIT Junior Shares), and except for the redemption of Partnership Interests corresponding (x) to any REIT Shares to be purchased or otherwise acquired by the General Partner for the purposes of and in compliance with the requirements of an employee benefit or retention plan of the General

Partner or any subsidiary thereof, (y) to any REIT Series A Preferred Shares or any other REIT Shares of any other class or series of capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the REIT Series A Preferred Shares to be purchased or redeemed by the General Partner pursuant to Article VII of the Charter, Section 7 of the Series A Articles Supplementary, or otherwise in order to ensure that the General Partner remains qualified as a REIT for federal income tax purposes, provided that such redemption shall be upon the same terms as the corresponding stock purchase, acquisition or redemption pursuant to the Charter, or (z) to any REIT Series A Preferred Shares or any other REIT Shares of any other class or series of capital stock ranking, as to dividends or upon liquidation, on parity with the REIT Series A Preferred Shares (“REIT Parity Shares”) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of REIT Series A Preferred Shares and any REIT Parity Shares), unless in each case full cumulative distributions on the Series A Preferred Units for all past periods shall have been or contemporaneously are (i) declared and paid in cash or contemporaneously declared and paid or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment for all past distribution periods.

(2) When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Units and any other Parity Preferred Units as to distributions, all distributions declared and paid upon the Series A Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and each such other class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such other class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Preferred Units for prior distribution periods if such other class or series of Parity Preferred Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears.

(3) “Set apart for payment” shall be deemed to include, without any action other than the following: the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the General Partner and a declaration of distribution by the Partnership, the allocation of funds to be so paid on any series or class of Partnership Interests; provided, however, that if any funds for any class or series of Partnership Interests ranking junior to or on a parity with the Series A Preferred Units as to the payment of distributions are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

D. No Further Rights. The General Partner, as holder of the Series A Preferred Units, shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Units which remains payable. Accrued but unpaid distributions on the Series A Preferred Units will be cumulative from, but excluding, the most recent Series A Preferred Unit Distribution Payment Date.

4. Liquidation Proceeds.

A. Distributions. Subject to the remainder of this Section 4, in the event of any liquidation, dissolution or winding up of the affairs of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made or set apart for the holders of any Junior Units, each holder of the Series A Preferred Units shall be entitled to receive the Series A Liquidation Preference (collectively, the “Total Liquidation Preference”), plus an amount per unit equal to any distributions (whether or not authorized or declared) accrued and unpaid thereon to, but not including, the date of final distribution to such holders, with respect to its Series A Preferred Units. If, upon any such liquidation, dissolution or winding up of the affairs of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series A Preferred Units shall be insufficient to pay in full the Total Liquidation Preference and liquidation payments on any Parity Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Units and any such Parity Preferred Units ratably in accordance with the respective amounts that would be payable on the Series A Preferred Units and any such Parity Preferred Units if all amounts payable thereon were paid in full. After payment of the Total Liquidation Preference and liquidation payments on any Parity Preferred Units, the assets of the Partnership shall be distributed among the holders of any Junior Units in such amounts as would be distributed to such holders if the liquidating distributions had instead been made with respect to Junior Units pursuant to Article 5 hereof (treating for this purpose the Junior Units as the only Partnership Units outstanding).

B. Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner in accordance with Article 13 of the Partnership Agreement.

C. No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Series A Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

D. Consolidation, Merger or Certain Other Transactions. The sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or business of the Partnership to, or the consolidation or merger of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership.

5. Redemption.

A. Redemption. If the General Partner elects to redeem any of the REIT Series A Preferred Shares in accordance with the terms of the Series A Articles Supplementary, the Partnership shall, on the date set for redemption of such REIT Series A Preferred Shares, redeem the number of Series A Preferred Units equal to the number of REIT Series A Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 or Section 6, as applicable, of the Series A Articles Supplementary, at a redemption price, payable in cash, equal to the product of (i) the number of Series A Preferred Units being redeemed, and (ii) an amount equal to the redemption price of the REIT Series A Preferred Shares so redeemed, including any accrued and unpaid dividends on such REIT Series A Preferred Shares included in such redemption price.

B. Procedures for Redemption. The following provisions set forth the procedures for redemption:

(1) No separate notice of redemption need be given by the General Partner to the Partnership.

(2) On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Series A Preferred Units to the Partnership and thereupon the redemption price of such Series A Preferred Units shall be paid to the General Partner and each surrendered Series A Preferred Unit certificate, if any, shall be canceled. If fewer than all the Series A Preferred Units represented by any such certificate representing Series A Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Series A Preferred Units.

(3) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series A Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the General Partner in respect of the redeemed Series A Preferred Units, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to but excluding the redemption date), shall cease and terminate, and such Series A Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Series A Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the redemption notice to the General Partner shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require the General Partner to surrender the certificates, if any, representing such Series A Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price

(including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

6. Ranking. The Series A Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank (i) senior to the Common Units and to all other Junior Units; (ii) on a parity with all Parity Preferred Units; and (iii) junior to all Senior Preferred Units.

7. Voting Rights/Amendment. The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series A Preferred Units except that the consent of the General Partner shall be required in connection with any amendment of this Amendment or the terms of the Certificate of Designation for the Series A Preferred Units. Subject to Section 14.1 of the Partnership Agreement, the terms of this Amendment and the Certificate of Designation for the Series A Preferred Units may be modified by the General Partner, without the consent of any Limited Partner, in order to (a) reflect any amendment or modification to the REIT Series A Preferred Shares made in accordance with the Series A Articles Supplementary and the Charter or (b) conform the terms of this Amendment and the Certificate of Designation to correspond to the terms of the REIT Series A Preferred Shares.

8. Transfer Restrictions. The Series A Preferred Units shall not be transferable except in accordance with Sections 11.1 and 11.2 of the Partnership Agreement.

9. Conversion. In the event of a conversion of REIT Series A Preferred Shares into REIT Shares at the option of the holders of REIT Series A Preferred Shares pursuant to the terms of the Series A Articles Supplementary, then, upon conversion of such REIT Series A Preferred Shares, the General Partner shall convert an equal whole number of Series A Preferred Units into Common Units as such REIT Series A Preferred Shares are converted into REIT Shares, as adjusted to take into account any changes to the REIT Shares Amount pursuant to the Conversion Factor as utilized in the definition of REIT Shares Amount. In the event of a conversion of REIT Series A Preferred Shares into REIT Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series A Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series A Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.

10. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A Preferred Units.

11. Amendment to Article I. Article I of the Partnership Agreement is hereby amended to delete the definition of “Newly Issued Unit” in its entirety.

12. Amendment to Article V. Section 5.1 of the Partnership Agreement is hereby amended to delete Section 5.1.B thereof in its entirety.

13. Amendment to Exhibit A. Exhibit A of the Partnership Agreement is hereby deleted in its entirety and replaced with Exhibit A attached to this Amendment.

14. This Amendment shall constitute a Certificate of Designation for purposes of the Partnership Agreement.

15. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

16. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Agreement as of the date first written above.

GENERAL PARTNER:

SABRA HEALTH CARE REIT, INC.

/s/ Richard K. Matros
Name: Richard K. Matros
Title: Chief Executive Officer & President

LIMITED PARTNER:

SABRA HEALTH CARE, LLC

/s/ Richard K. Matros
Name: Richard K. Matros
Title: President

[Signature Page to First Amendment to the Limited Partnership Agreement

of Sabra Health Care Limited Partnership]

EXHIBIT A

PARTNER CONTRIBUTIONS AND PARTNERSHIP INTERESTS

Partner’s Name and Address	Percentage Interests	Common Units	Preferred Units
Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	99%	37,333,801	5,750,000
Sabra Health Care, LLC 18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	1%	249,579	0

Exhibit A